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                                                                   EXHIBIT 10.29

                            AMERICAN AIRLINES, INC.

                       1996 EMPLOYEE PROFIT SHARING PLAN



Purpose

The purpose of the 1996 American Airlines Employee Profit Sharing Plan ("Plan") is to provide participating employees with a sense of commitment to, and direct financial interest in, the success of American Airlines, Inc. ("American").

Definitions

"Fund" is defined as the profit sharing fund, if any, accumulated in accordance with this plan.

"Qualified Earnings" is defined as an employee's pensionable earnings and does not include income items such as moving expenses and related benefits, disability payments, company paid insurance, D-3 imputed income, incentive or profit sharing awards paid in the Plan year and other awards and allowances.

"Return on Investment" or "ROI" is defined as Plan Earnings divided by Adjusted Investment, stated as a percentage.

"Plan Earnings" is defined as AMR Corporation's ("AMR") pretax income plus AMR's interest expense, plus any accruals for American's profit sharing and incentive compensation plans, plus aircraft rental expense, less Calculated Amortization for Operating Leases and less pretax income and interest expense attributable to AMR subsidiaries other than American. For purposes of such calculation, the AMR Incentive Compensation Committee ("Committee") may include or exclude from Plan Earnings special or non-recurring gains or losses at its discretion.

"Adjusted Investment" is defined as AMR's Debt (as hereinafter defined) plus the present value of operating lease rental payments, plus AMR stockholders' equity, less stockholders equity attributable to AMR subsidiaries other than American. "AMR's Debt" is defined as notes payable plus the current and noncurrent portions of both long-term debt and capital leases, less any long-term debt and capital leases relating to AMR subsidiaries other than American.

"Calculated Amortization for Operating Leases" is defined as the present value, at inception, of operating lease rental payments, amortized over the life of the lease, using the effective interest method.
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"Affiliate is defined as a subsidiary of AMR or any entity that is designated by the Board as a participating employer under the Plan, provided that AMR directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity.

ROI calculation for 1996

The SABRE Group became a separate legal entity on July 1, 1996. Therefore, the ROI for 1996 will be calculated as a simple average of the annualized ROI for the first six months of 1996 and the annualized ROI for the second six months of 1996, as defined below.

For the purpose of ROI calculation for the first six months, Plan Earnings will include SABRE earnings. ROI for the first six months will be computed by multiplying the Plan Earnings for the first six months by two and then dividing by the average Adjusted Investment for the first six months.

For the purpose of ROI calculation for the second six months, Plan Earnings will exclude SABRE earnings. ROI for the second six months will be computed by multiplying the Plan Earnings for the second six months by two and then dividing by the average Adjusted Investment for the second six months.

Eligibility for Participation

In order to be eligible for a profit sharing award, the individual must:

o Have worked during the plan year as a regular full-time or part-time employee at American in a participating workgroup (flight attendant, reservations, coordinator/planner, airport agent, support staff, management levels 04 and below)

o Must have completed six months of service as a regular employee at American or an Affiliate during his/her tenure. If the six months service requirement is fulfilled during the plan year, eligible earnings from the time worked at American during those six months will be included in the award calculation.

o Must be actively employed at American or an AMR company at the time awards are paid. If at the time awards are paid under the Plan, an individual has retired from American or an Affiliate, has been laid off, is disabled or has died, the award which the individual otherwise would have received under the Plan but for such retirement, lay-off, disability or death may be paid to the individual or his/her estate in the event of death, at the discretion of the Committee.
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Notwithstanding the foregoing, however, an employee will not be eligible to participate in the Plan if such employee is, at the same time, eligible to participate in:

         i) the 1996 American Airlines Incentive Compensation Plan for Officers and Key Employees,
         ii) the Variable Compensation Program for members of the Allied Pilots Association (as implemented in 1991),
         iii) the TWU Profit Sharing Plan for members of the Transport Workers Union (as implemented in 1995 and revised in 1996)
         iv) any incentive compensation, profit sharing, or other bonus plan for employees of any division of American, or
         v) any incentive compensation, profit sharing, or other bonus plan sponsored by an Affiliate.

Profit Sharing awards will be determined on a proportionate basis for participation in more than one plan. Employees who transfer from/to Affiliates or any other plan described above, and satisfy aforementioned eligibility requirements, will receive awards from each plan on a proportionate basis.

The Profit Sharing Fund Accumulation

Performance will be measured by ROI and the fund will accumulate based on that performance. The profit sharing fund is established at 1% of Qualified Earnings when ROI is equal to 7.2%. The fund will accumulate on a straight-line basis at the rate of 0.583% of qualified earnings for each additional point of ROI.

The profit sharing fund will not exceed an amount equal to 8% of qualified earnings at levels of ROI above 19.2%.

Minimum Payout Guarantee for 1996

All regular employees on payroll on or before July 1, 1996 are eligible for the greater of: a) the percentage of Qualified Earnings that the Plan would distribute, or b) 2% of Qualified Earnings.

Award Distribution

For domestic employees, individual awards will be distributed based on an employee's Qualified Earnings for the Plan year multiplied by the appropriate percentage of Qualified Earnings based upon the ROI achieved for the Plan year. The percent of Qualified Earnings used for fund accumulation and award distribution will be the same.
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A portion of the Fund will be allocated for international employees based on eligible international employees' Qualified Earnings as a percentage of eligible employees' total Qualified Earnings. This portion of the Fund will be set aside for distribution at the discretion of the appropriate Senior Vice President, subject only to the Committee's approval.

Administration

The Plan will be administered by a Committee comprised of officers of American appointed by the Chairman of AMR. The Committee will have authority to administer and interpret the Plan, establish administrative rules, determine eligibility and take any other action necessary for the proper and efficient operation of the Plan. The amount, if any, of the Fund shall be computed by the General Auditor of American based on a certification of ROI by American's independent auditors. A summary of awards under the Plan shall be provided to the Board of Directors at the first regular meeting following determination of the awards.

Method of Payment

The Committee shall determine the method of payment of awards. Awards shall be paid as soon as practicable after audited financial statements for the year 1996 are available. Individuals, except retirees, may elect to defer their awards into the 401(k) plan established by American.

General

Neither this Plan nor any action taken thereunder shall be construed as giving to any employee or participant the right to be retained in the employ of American or any Affiliate.

Nothing in the Plan shall be deemed to give any employee any right, contractually or otherwise, to participate in the Plan or in any benefits thereunder, other than the right to receive payment of such award as may have been expressly determined by the Committee.

In consideration of the employee's privilege to participate in the Plan, the employee agrees (1) not to disclose any trade secrets of, or other confidential/restricted information of, American, to any unauthorized party and, (ii) not to make any unauthorized use of such trade secrets or confidential or restricted information during his or her employment with American or after such employment is terminated, and (iii) not to solicit any current employees of American or any subsidiaries of AMR corporation to join the employee at his or her new place of employment after his or her employment with American is terminated.

The Committee may amend, suspend, or terminate the Plan at any time.